SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 17, 2001

(Date of earliest event reported)

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Algonquin Road, Elk Grove Township, Illinois	60007
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (847) 700-4000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS.

          Some of the information included in the letter attached as Exhibit 99.1 is forward-looking and involve risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this filing.  Some factors that could significantly impact the statements above include, without limitation, the adverse impact of the September 11 terrorist attacks on the economy in general; the likelihood air travel demand remains at current levels or further declines; United's ability to reduce its operating costs and conserve its financial resources, taking into account increased costs it will incur as a consequence of the attacks; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability of United to reduce costs to a level that takes into account the size of its operation; United's ability to raise financing in light of the September 11 events; the price of jet fuel; airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the Company's cost-reduction efforts; the results of union contract negotiations and their impact on labor costs and operations; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the economic environment of the airline industry and the economic environment in general.

         Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this filing.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.      Description

99.1                                Letter from James Goodwin to United Employees that was reported on in the media on October 16.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Frederic F. Brace
Name:	Frederic F. Brace
Title:	Senior Vice President and
Chief Financial Officer

Dated: October 17, 2001